EXHIBIT 99.1

[LOGO OMITTED]                                        news
                                                      release
                                                      -----------------
                                                      ENZO BIOCHEM, INC.
                                                         527 MADISON AVENUE

                                                      NEW YORK, NY 10022

FOR IMMEDIATE RELEASE

                      ENZO BIOCHEM REPORTS RESULTS FOR THE
                      FISCAL THIRD QUARTER AND NINE MONTHS

                                  ------------

FARMINGDALE, NY, June 9, 2005 - Enzo Biochem, Inc. (NYSE:ENZ) today announced results for the third quarter and nine months ended April 30, 2005.

         For the nine months, total revenues amounted to $32.5 million, compared with $33.1 million in the corresponding year-earlier period, with gross profit totaling $21.7 million, compared with $24.4 million a year ago. Net income
(loss) amounted to $5.0 million, or $0.15 per diluted share, compared with a net loss in the first nine months of fiscal 2004 of $2.2 million, equal to ($0.07) per diluted share. Third quarter revenues amounted to $11.0 million, compared with $11.8 million in the corresponding year-ago period. Gross profit totaled $7.0 million, compared with $8.7 million last year. Net loss for the quarter totaled $1.5 million, or ($0.05) per diluted share, compared with the year-ago net loss of $0.5 million, or ($0.01) per diluted share.

         Revenue for both the nine months and third quarter does not reflect sales from two distributors with whom the Company is involved in ongoing litigation. In addition, third quarter results reflect a $1.8 million increase in selling, and general and administrative expenses as compared to the previous year, due principally to accounting expenditures related to Sarbanes-Oxley legislation requirements as well as increases in information technology and marketing at Enzo Clinical Labs. The provision for uncollectible accounts receivables declined sharply in the fiscal third quarter, to $1.0 million, from $2.8 million a year earlier. Legal expenditures were essentially the same, and research and development expenditures increased 2% and 7% in the nine months and third quarter periods respectively, due to an increase in activity at Enzo Therapeutics.

         At Enzo Clinical Labs, revenue for the nine months increased 10%, to $24.4 million, from $22.1 million a year earlier, and gross profit amounted to $15.2 million, compared with $14.7 million a year ago. For the fiscal third quarter, clinical laboratory revenues rose 14%, to $8.6 million, from $7.6 million a year earlier, and gross profit totaled $5.2 million, against $4.9 million in the prior year. Results benefited from a greater volume of tests, as reflected in an increase in the accounts being serviced, and inroads into new markets, offset by higher costs associated with more esoteric tests and increased personnel-related expenses.

         Revenue at Enzo Life Sciences totaled $8.1 million for the nine-month period, compared with $10.9 million in the corresponding year-ago period, with gross profit at $6.4 million, compared with $9.7 million a year ago. Fiscal third quarter revenues amounted to $2.4 million, against $4.2 million last year, and gross profit totaled $1.9 million, compared with $3.8 million, a year ago. Revenues in both periods this fiscal year include royalty earned from Digene along with $14.0 million that is being recognized as a gain on the patent litigation settlement in the first quarter of this fiscal year. Direct sales of Life Sciences products were comparable in the third quarter year over year. To further the Company's in-house marketing strategy, David C. Goldberg, a vice president at Enzo, has been promoted to the position of General Manager of Enzo Life Sciences, with overall responsibility for the division. He previously held various senior management positions at Enzo Clinical Labs.

         "We continue to believe that our strong portfolio of intellectual property supported by growing opportunities in our clinical laboratory and life sciences division underpin our growth prospects," said

                                    - more -

Enzo Biochem, Inc. - Page 2

Barry W. Weiner, President. "We have acquired the rights and intellectual property for a novel therapy for uveitis, a severe eye inflammation that can often lead to blindness. We are currently developing a protocol for further clinical trials of the candidate drug that has been designated orphan status in Europe. This new drug candidate expands our immune modulation platform, where we have a considerable proprietary interest. We will continue to look for ways to use our strong balance sheet to expand our business activities."

          "The enforcement of our intellectual property estate has been a valuable activity as demonstrated by prior settlements," Mr. Weiner continued. "We look forward to progress in our ongoing legal actions and, in particular, the Markman (claims construction) hearing currently scheduled for the end of this month in connection with several of these legal proceedings."

         "Meanwhile we continue to make progress at Enzo Therapeutics where we have multiple products in development. We are adding new scientific personnel to our professional staff and pursuing our goal of realizing the substantial value we believe is represented by our Company's assets and opportunities."

         The Phase II study of Alequel in the management of Crohn's Disease is proceeding. A second clinical trial to evaluate the effect of EGS21 in the treatment of NASH (non-alcoholic steatohepatitis) is ongoing. A second site in the Phase I/II trial of HGTV-43(TM), Enzo's gene medicine for HIV-1 infection, is being established at University of California San Francisco Medical Center, where the Phase I trial was originally conducted. Preclinical studies are continuing to prepare for human trials of the Company's small molecule therapy for bone disorders.

         The Company's balance sheet remains strong. As of April 30, 2005, cash, cash equivalents and investments totaled more than $80 million. Working capital amounted to $98.7 million, and shareholder's equity stood at $110 million. The Company remains debt-free.

ABOUT ENZO

         Enzo Biochem is engaged in the research, development and manufacture of innovative health care products based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. The Company's proprietary labeling and detection products for gene sequencing and genetic analysis are sold to the life sciences market throughout the world. The Company's therapeutic division is in various stages of clinical evaluation of its proprietary gene medicine for HIV-1 infection and its proprietary immune regulation medicines for hepatitis B and hepatitis C infection and for Crohn's Disease. Pre-clinical research is being conducted on several candidate compounds aimed at producing new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. The Company also holds a patent covering a method and materials for correcting point mutations or small insertions or deletions of genetic material that would allow for editing and correcting certain abnormalities in genes. The Company owns or licenses over 230 patents worldwide. For more information visit our website WWW.ENZO.COM.

         EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE CONSIDERED "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH STATEMENTS INCLUDE DECLARATIONS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND ITS MANAGEMENT. INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD MATERIALLY AFFECT ACTUAL RESULTS. THE COMPANY DISCLAIMS ANY OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENT AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE DATE OF THIS PRESS RELEASE.

         AN INFORMATIONAL CALL CONDUCTED BY ENZO BIOCHEM, INC. MANAGEMENT WILL TAKE PLACE ON THURSDAY, JUNE 9, 2005 AT 4:45 PM E.T. IT CAN BE ACCESSED BY DIALING 1-800-322-0079. INTERNATIONAL CALLERS CAN DIAL 1-973-935-2100. YOU MAY ALSO LISTEN OVER THE INTERNET AT WWW.VCALL.COM. TO LISTEN TO THE LIVE CALL ON THE INTERNET, PLEASE GO TO THE WEB SITE AT LEAST FIFTEEN MINUTES EARLY TO REGISTER, DOWNLOAD AND INSTALL ANY NECESSARY AUDIO SOFTWARE. FOR THOSE WHO CANNOT LISTEN TO THE LIVE BROADCAST, A REPLAY WILL BE AVAILABLE APPROXIMATELY TWO HOURS AFTER THE END OF THE LIVE CALL, THROUGH MIDNIGHT (ET) ON FRIDAY, JUNE 24, 2005. FOR REPLAY, DIAL 1-877-519-4471 (1-973-341-3080 INTERNATIONALLY). YOU
WILL BE PROMPTED FOR PIN NUMBER 6109512.

                                  TABLE FOLLOWS

                               ENZO BIOCHEM, INC.
                      SELECTED STATEMENT OF OPERATIONS DATA

                                                              Three Months Ended               Nine Months Ended
                                                                   April 30,                        April 30,
                                                             2005             2004             2005             2004
                                                                 (in thousands, except per share data)
                                                                              (unaudited)
Operating revenues                                        $11,000          $11,765          $32,535          $33,065

(Loss) income before (provision) benefit
        for income taxes                                 ($2,553)           ($891)           $8,675         ($4,463)

(Provision) benefit for income taxes                       $1,056             $431         ($3,680)           $2,224
                                                         --------           ------           ------         --------

Net (loss) Income                                        ($1,497)           ($460)           $4,995         ($2,239)
                                                         --------           ------           ------         --------

Basic earnings (loss) per share                           ($0.05)          ($0.01)            $0.16          ($0.07)

Diluted earnings (loss) per share                         ($0.05)          ($0.01)            $0.15          ($0.07)

Common share - basic                                       32,122           31,713           32,082           31,586

Common share - diluted                                     32,122           31,713           32,745           31,586


                           SELECTED BALANCE SHEET DATA

                                                    April 30, 2005      July 31, 2004
                                                     (unaudited)
                                                              (in thousands)

Cash and Marketable Securities                          $80,273            $71,741

Working Capital                                         $98,721            $92,260

Stockholders' Equity                                   $110,093           $104,166

Total Assets                                           $116,116           $110,334




                                      # # #

CONTACT:
     For: Enzo Biochem, Inc.
     Steve Anreder, 212-532-3232       Or  Ed Lewis, CEOcast, Inc., 212-732-4300